Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-112348) of our report dated March 16, 2005, relating to the financial statements of National Financial Partners Corp., which appears in National Financial Partners Corp.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/    PricewaterhouseCoopers LLP

New York, New York

March 16, 2005